UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2011
Endurance Specialty Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 278-0440
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On January 23, 2011, Endurance Specialty Holdings Ltd. (the “Company”) entered into an agreement to repurchase its ordinary shares, par value $1.00 per share (“Ordinary Shares”) and options to purchase Ordinary Shares (“Options”) held by two affiliated funds of Perry Corp., which was a founding shareholder of the Company. The Company is repurchasing 7,143,056 Ordinary Shares and Options to purchase 10,000 Ordinary Shares (the “Securities”). The aggregate repurchase price for the Securities is $321 million. The Company is using existing cash on hand to fund the repurchase. The repurchase price per Ordinary Share is $44.99, the closing price per Ordinary Share on January 21, 2011 and a 1% discount from the volume weighted average price of the Ordinary Shares for the 10 day period ending on January 21, 2011. The Options were repurchased at a purchase price of $44.99 per share, less the applicable exercise price for such Options.
Item 5.02. Departure of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) Effective January 28, 2011, Richard C. Perry, President of Perry Corp., will resign from the Company’s Board of Directors and its constituent committees.
Item 8.01. Other Events
On January 24, 2010, the Company issued a press release relating to the repurchase by the Company of its Ordinary Shares and Options held by two affiliated funds of Perry Corp. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
1.01
Share and Option Purchase Agreement, by and among Perry Partners International, Inc., Perry Partners, L.P., Perry Corp., Richard C. Perry and Endurance Specialty Holdings Ltd., dated as of January 23, 2011

99.1	Press Release, dated January 24, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: January 24, 2011

By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.01
Share and Option Purchase Agreement, by and among Perry Partners International, Inc., Perry Partners, L.P., Perry Corp., Richard C. Perry and Endurance Specialty Holdings Ltd., dated as of January 23, 2011

99.1	Press Release, dated January 24, 2011